EXHIBIT 99.1

PCM Announces Closing of Its Acquisition of Certain Business to Business (B2B) Assets of Systemax’s North American Technology Group including the TigerDirect Brand

EL SEGUNDO, CA, December 2, 2015 — PCM, Inc. (NASDAQ: PCMI) today announced that it has closed the previously announced transaction to acquire certain Business to Business (B2B) assets of Systemax’s North American Technology Group (NATG) including the TigerDirect brand for $14 million in cash. PCM did not acquire cash, accounts receivable, inventory or trade payables in connection with the transaction, which closed on December 1, 2015.

Under the terms of the agreement, PCM acquired the right to hire approximately 400 B2B sales representatives located across the United States and Canada, all rights to the NATG B2B customer list (and not any consumer customer list), certain B2B customer and vendor contracts, trademarks and other intellectual property rights including the TigerDirect brand, and certain fixed assets and equipment. The parties have entered into a transition services agreement to facilitate an orderly transition of the purchased assets. PCM expects that the acquisition will significantly enhance its footprint in the small-medium-business marketplace, as well as in the educational and public sector markets.

Frank Khulusi, PCM’s Chairman and Chief Executive Officer, stated, “This is an exciting acquisition intended to allow us to further leverage our operating infrastructure and bring our comprehensive solutions offerings to an expanded customer base. I have personally met with many of the newly hired sales representatives and share their excitement over the opportunities we have to provide our large newly acquired customer base with outstanding service and an expanded set of IT solutions.”

We have hired 460 employees who formerly worked for Systemax’s NATG business, of which 375 are B2B sales representatives. For the balance of Q4 and through Q1 2016, these B2B reps will be undergoing training on our systems and processes and ramping their productivity, with an expectation of an incremental cost impact to operating income of approximately $2 million in each of our Q4 2015 and Q1 2016. Certain purchased assets, including ERP tools, website technology, URLs and certain customer data, are expected to be delivered by the Seller by mid February 2016, after which we expect to achieve a more normal sales potential. We also currently expect the purchased assets and these sales representatives to ramp from approximately $40 million in sales in Q1 2016 to between $75 and $85 million in sales per quarter and an adjusted EPS accretion of $0.10 to $0.15 per quarter for the remainder of 2016, resulting in a 2016 full year adjusted EPS accretion of $0.20 to $0.30.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. Including pro forma results from our acquisition of En Pointe in April 2015, we generated over $1.7 billion in revenue in 2014. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-Looking Statement Disclosure

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the statements regarding the Company’s expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements related to the impact of the acquisition on our business, operations and earnings, the ability to significantly enhance our footprint in the SMB, educational and public sector markets, our ability to achieve any level of sales or operating results, our ability to leverage our operating infastructure and the platform the acquisition provides us for offering enhanced solutions and services. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks associated with acquisitions and investments, including the challenges and costs of closing, integration, and achieving anticipated synergies expected from the acquisition; the ability to hire and retain key personnel; competitive conditions in the industry; delays or reductions in spending on information technology by customers; competitive pressures, including pricing and new product and service offerings; the impact of any acquisition on relationships with key customers and vendors; business cycles affecting the markets in which the companies conduct business; uncertainties relating to the relationship of the number of account executives and productivity; decreases in revenues related to sales resulting from the loss of customers; changes in our vendors products; increased competition and pricing pressures, including, but not limited to, increased competition from direct sales by some of our largest vendors; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector customers; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in Canada and the limited experience of PCM’s executive management operating in the Canadian market, which could prevent us from realizing expected benefits from the acquisition; increased expenses, including, but not limited to, interest expense; our advertising, marketing and promotional efforts which may be costly and may not achieve desired results; risks related to our ability to integrate the acquisition, including but not limited to risks of IT systems integration; risks due to shifts in market demand; litigation by or against us; currency fluctuation risks and economic conditions generally. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of our Form 10-Q for the 2015 fiscal quarter ended September 30, 2015, on file with the Securities and Exchange Commission, and in our other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statements.

Investor/Media Contacts:

Genesis Select Corporation
Budd Zuckerman, 303-415-0200

Source: PCM, Inc.

- ### -